Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Infinera Corporation for the registration of debt securities and common stock and to the incorporation by reference therein of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of Infinera Corporation, and the effectiveness of internal control over financial reporting of Infinera Corporation, included in its Annual Report (Form 10-K) for the year ended December 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 4, 2018